UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
June 21, 2001

Regan Holding Corp.

(Exact name of registrant as specified in its charter)

California	0-4366	68-0211359

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2090 Marina Avenue, Petaluma, California 94954
(Address of principal executive offices, with ZIP code)

707-778-8638
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

      On June 21, 2001, Regan Holding Corp. (the “Company”) purchased from G & W/Lakeville Corporate Center, LLC ("G & W"), the current lessor, the office building which houses the Company's headquarters and the corresponding parcel of land, in Petaluma, California, for approximately $10.6 million. This purchase was made pursuant to the terms of the Company's lease with G & W. In conjunction with the acquisition, the Company paid cash of approximately $5.9 million by applying proceeds from a note receivable, and entered into a loan agreement with Wells Fargo Bank, N.A. for approximately $4.7 million. The loan bears interest at a rate equal to LIBOR (as adjusted on a monthly basis) plus 3.5% per annum. Interest is due and payable monthly and unpaid principal is due and payable in December 2001, provided that the principal balance may be prepaid without penalty and the Company may extend the maturity date of the loan to June 2002.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

a) Financial statements of the business acquired

    Not applicable.

b) Pro forma financial information — Narrative.

     The following unaudited pro forma financial information at December 31, 2000, and for the year ended December 31, 2000 and six months ended June 30, 2001, assumes that the acquisition identified in Item 2 above occurred on January 1, 2000. The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of January 1, 2000, nor is it necessarily indicative of future operating results.

     Had the acquisition occurred on January 1, 2000, total assets at December 31, 2000 would have increased by approximately $5.0 million, primarily due to addition of the cost of the building and land acquired of approximately $10.6 million, partially offset by applying $5.9 million of proceeds from a note receivable as a down payment toward the purchase. Total liabilities would have increased by approximately $4.7 million, primarily due to a loan payable entered into to finance the property acquisition. Because the transaction occurred in June 2001, the impact of the transaction is already reflected in the balance sheet as of June 30, 2001, as filed in the Company’s Form 10-Q for the quarter ended June 30, 2001.

     During 2000, the net effect of the acquisition, had it occurred on January 1, 2000, would have been the reduction of rent expense, by approximately $1.2 million, partially offset by increases in depreciation expense of approximately $199,000, interest expense of approximately $480,000 related to financing the property acquisition, and property taxes of approximately $96,000. During the six months ended June 30, 2001, rent expense would have decreased approximately $579,000, depreciation expense would have increased approximately $99,000, interest expense would have increased approximately $196,000, and property taxes would have increased approximately $48,000. In addition, the Company would not have recognized approximately $90,000 of interest income related to the note receivable during the six months ended June 30, 2001. As a result, net income after taxes would have increased by approximately $249,000 and $89,000, for the year ended December 31, 2000 and six months ended June 30, 2001, respectively. Basic and diluted earnings per share would have increased by $0.01 for the year ended December 31, 2000. There would have been no impact on basic or diluted earnings per share for the six months ended June 30, 2001.

c) Exhibits

Exhibit 10.1	Agreement of Purchase and Sale, dated March 8, 2001, by and between Regan Holding Corp. and G & W/Lakeville Corporate Center, LLC.*

Exhibit 10.2	Loan Agreement, dated June 19, 2001, by and between Regan Holding Corp. and Wells Fargo Bank, N.A.*

Exhibit 10.3	Promissory Note Secured by Deed of Trust, dated June 19, 2001, by and between Regan Holding Corp. and Wells Fargo Bank, N.A.*

* Filed with original filing, dated July 6, 2001.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAN HOLDING CORP.

Date: August 31, 2001	By:	/s/ G. Steven Taylor G. Steven Taylor Chief Financial Officer